Exhibit 5.1

LEGAL OPINION

Paul Johnston, Esquire
777 Post Oak Blvd. Suite 650
Houston, TX 77056
Phone (832)203.4533
Fax (832)203.4534

January 11, 2011

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

Re: Registration of Securities of Magnum Hunter Resources Corporation

Ladies and Gentlemen:

At your request, I have examined the Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-169651) of Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), that became effective on November 12, 2010, the related base prospectus, which forms a part of and is included in the Registration Statement, and the prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on January 11, 2011 (collectively, the “Prospectus”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering and sale under the Securities Act of up to 419,375 shares (such equity, the “Preferred Shares”) of the 10.25% Series C Cumulative Perpetual Preferred Stock, par value $0.01 per share.  The Preferred Shares will be issued and sold from time to time in at the market transactions pursuant to a sales agreement, dated November 12, 2010 with McNicoll Lewis & Vlack LLC., as the Company’s non-exclusive sales manager.

I am of the opinion that the Preferred Shares are duly authorized and, upon payment for and delivery of the Preferred Shares in accordance with the Sales Agreement, the Registration Statement, and the Prospectus, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about the date hereof and to the reference to me under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. By giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted, /s/ Paul Johnston Paul Johnston, Esquire